Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES APPOINTMENT OF FRANK J. DELLAQUILA TO bOARD OF DIRECTORS

Los Angeles— October 6, 2021—Reliance Steel & Aluminum Co. (NYSE: RS) today announced the appointment of Frank J. Dellaquila, 64, to serve as an independent director. Mr. Dellaquila’s term took effect on October 5, 2021 and will expire at the 2022 Annual Meeting of Stockholders. Mr. Dellaquila will serve on Reliance’s Audit Committee and the Board has designated him as an audit committee financial expert. Following the appointment of Mr. Dellaquila, Reliance’s Board will be comprised of 12 members, 10 of whom are independent.

"We are very excited to welcome Frank to Reliance's Board of Directors and look forward to his contributions as we continue to execute Reliance’s strategy and generate industry-leading results,” said Mark Kaminski, Chairman of Reliance’s Board of Directors. “Frank’s extensive strategic leadership experience as well as his financial and accounting expertise complement and deepen the skillsets in our board room.”

Jim Hoffman, Reliance’s Chief Executive Officer, added: “I am pleased to welcome Frank as a new independent director on Reliance’s Board and we all look forward to benefitting from his perspectives, experience and expertise.”

Mr. Dellaquila is the senior executive vice president and chief financial officer of Emerson Electric Co., a technology and engineering company providing solutions across a broad range of industries and markets. He joined Emerson in 1991 and previously held other executive positions with the company before being named CFO in 2009. Mr. Dellaquila earned a bachelor of science degree in accounting from Fordham University and a master of business administration in finance from Columbia University.

350 South Grand Avenue, Suite 5100    I    Los Angeles CA 90071    I    Phone: 213-687-7700    I    Fax: 213-687-8792    I    www.rsac.com

About Reliance Steel & Aluminum Co.

Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 300 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2020, Reliance’s average order size was $1,910, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

CONTACT:

(213) 576-2428

investor@rsac.com

or Addo Investor Relations

(310) 829-5400

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